Exhibit 99.01

FOR IMMEDIATE RELEASE	CONTACT:
Bill Day (media)
(210) 345-2928
Ashley Smith (investors)
(210) 345-2744
VALERO BOARD APPROVES $3 BILLION SHARE BUYBACK AND
$2.4 BILLION PORT ARTHUR REFINERY EXPANSION PROJECT
     SAN ANTONIO, Feb. 28, 2008 – Valero Energy Corporation (NYSE: VLO) announced today that its board of directors has approved a new $3 billion share repurchase authorization. Valero purchased $5.8 billion worth of its stock in 2007 and has $1 billion remaining under a previously announced buyback authorization, giving it $4 billion available for stock repurchases going forward.
     The board also approved the company’s largest-ever capital investment project – an expansion at its refinery in Port Arthur, Texas that will involve the construction of a 50,000 barrel-per-day hydrocracker, a 45,000 barrel-per-day coker, and revamps and expansions of numerous other units. The project’s $2.4 billion cost includes interest and overhead. The expansion is expected to boost the refinery’s overall throughput capacity to 415,000 barrels per day, making it one of the country’s largest refineries and giving Valero more capacity to process heavy, sour feedstocks that trade at discounts to light sweet crude oil. The hydrocracker project is expected to be finished in the fourth quarter of 2010 and the coker project is expected to be finished in the second quarter of 2011.
     “As with the St. Charles expansion project that we announced last year, the Port Arthur expansion project emphasizes ultra low sulfur diesel production – reflecting the significant projected growth in demand for diesel both in the U.S. and around the world,” said Bill Klesse, Chairman of the Board and Chief Executive Officer of Valero Energy Corporation. “The Port Arthur and St. Charles expansion projects signal major investments in Valero’s internal growth strategy, and coupled with the stock buyback program, is part of our continued effort to maximize shareholder value by taking a balanced approach to allocating our cash flow.”

About Valero:
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with more than 22,000 employees and 2007 revenues of more than $95 billion. The company owns and operates 17 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.1 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.